Exhibit 10.27

Credit Transaction Agreement (former Hana Bank)
(for Corporation)

The Bank shall explain important contents of this agreement and deliver copies of the General Terms and Conditions for Bank Credit Transaction and this agreement to the Borrower and the Security Provider.

Customer No: ______ day of ____________, 20__

Name of Borrower: MEMC Korea Company, Representative Director Chanrae Cho (sign or sealed) Address: 854, Manghyang-ro, Seonggeo-eup, Seobuk-gu, Cheonan-si, Chungcheongnam-do

Person in Charge	Deputy General Manager	General Manager

To: Hana Bank

The Borrower hereby acknowledges that the General Terms and Conditions for Bank Credit Transactions (the “General Terms and Conditions”) (including the related General Terms and Conditions for Deposit Transaction Agreement with respect to the credit transaction for corporation, general account loans and overdraft loans) shall apply to any credit transactions with Hana Bank (the “Bank”) on the terms and conditions as set forth below, and agree to be bound by each of the following provisions.

Article 1.    Terms and Conditions of the Transaction

The terms and conditions applicable to credit transactions shall be as follows: (in case of several types of transactions, please mark “v” or the relevant number in the ( ) spaces below after receiving explanation from the Bank employee).

Credit Item (Type)	Standard loan	Classification of Transaction	□ Revolving Non-Revolving
Credit Amount (Maximum)	KRW 20,000,000,000
Credit Commencement Date	December 30, 2015	Maturity Date	December 30, 2018
Interest Rate and Others	□Fixed	□ [ ]% per year until maturity date □ Base rate ( ) + ( )%
	Floating	Base rate (3-Month CD) + (2.13)% □ Other ( )
Default penalty rate
Default penalty rate shall be the interest rate set forth in Article 1 plus the below default interest rate to the extent of maximum (15)%:
If the overdue period is (1) month or less: 6% per year
If the overdue period is (3) months or less: 7% per year
If the overdue period is over (3) months: 8% per year

Calculation method of interest and default penalty
Unless stated otherwise, loan interest and default interest shall be computed daily on a three hundred sixty five-day calendar year (366 days in case of leap years). However, in the case of foreign exchange transactions, international practices and commercial customs shall apply.

Early Repayment Fee
 Early repayment fee shall be the amount of the early repayment x early repayment fee rate x (the remaining loan period/loan period). This shall be applied for (3) years from date of initial loan (including extended periods).
 The early repayment fee rate shall be (1.4)%.
□ Others ( )

Commitment Fee for Unused Credit Limit
□ Unused amount from agreed credit limit (i.e. average balance of agreed credit limit - average balance of credit during operation period) x ( )% x operation period/365(366 days in case of leap years, and 360 in case of foreign exchange loan)

Credit Execution Method
 The loan shall be executed in lump sum on the Credit Commencement Date.
□ The loan shall be executed in installments after the Bank confirms the purpose and the specific amount of the loan to be extended based on submitted evidentiary documents, the goods or others.
□ The loan shall be executed upon the Borrower’s request satisfying certain requirements.
□ Others ( )

Method of Repayment
□ The loan shall be fully repaid in lump sum on the Maturity Date.
□ The loan shall be repaid in installment every (*) months from [dd/mm/yyyy] with a grace period of (*) years and (*) month(s) from the Credit Commencement Date.
□ The loan shall be repaid freely; however, it shall be fully repaid in lump sum on or prior to the Maturity Date of one revolving period.
□ Others ( )
※Ø Please note that repayment using automatic banking device or e-banking may not be treated as repayment having been made on that day.

Date and Method of Interest Payment
□ The initial interest shall be prepaid on the Credit Commencement Date and the interest accruing thereafter shall be prepaid on the last computation date of the paid interest.
□ The interest shall be prepaid by the date preceding to the Maturity Date of bill.
□ The initial interest shall be paid within ( ) month from the Credit Commencement Date and the interest accruing thereafter shall be paid within ( ) month from the date following the last computation date of the paid interest.
□ The interest shall be paid on the day that the principal of the loan payable in installment is paid or the day that a monthly accumulation amount is paid.
□ The interest shall be paid on the ( )th day of each month
□ The interest shall be paid on the Maturity Date.
□ The interest shall be paid on the settlement date of every month designated by the Bank
□ Others ( )
※Ø Please note that repayment using automatic banking device or e-banking may not be treated as repayment having been made on that day.

Article 2.    Change of Interest Rate

2.1	If variable rate is applied to the interest rate of above Article 1, market rate or short-term COFIX rate can be applied linked, and in such case, the interest rates shall be applied as follows:

2.1.1
One of the following rates shall be chosen and be applied as base rate: 91-Day CD Rate during the immediately preceding business day, AAA 6-Month Finance Debentures Rate, AAA 1-Year Finance Debentures Rate, or short-

term COFIX Rate.

2.1.2
The 91-Day CD Rate of this Agreement shall be the rate announced by the Korea Securities Dealers Association, and the 6-Month Finance Debentures Rate or 1-Year Finance Debentures Rate shall be the consolidated list rate of 3 bond evaluating companies out of the rate announced by the Korea Securities Dealers Association, and the short-term COFIX Rate shall be the rate announced by the Korea Federation of Banks.

2.2
In the case of market rate or short-term COFIX Rate loan of the above Article 2.1, the initial contractual interest rate shall apply to the first ( ) months, and thereafter, a rate which has been changed without separate notice by adding the additional rate of Article 1 to the market rate or short-term COFIX rate of the immediately preceding business day of the initial loan date (if there is no initial loan date, then the last day of the relevant month) shall apply for every ( ) months.

Article 3.    Early Repayment Fee

3.1
If the Borrower repays the loan from the Bank before the agreed Maturity Date (if it is extended, such extended date shall be applied), then an early repayment fee shall be paid to the Bank using method provided in Article 1.

3.2	Remaining Days, etc. shall be calculated in accordance with each of the following provisions:

3.2.1
“Remaining Days” shall mean the number of days calculated from the repayment date to the date immediately preceding the agreed Maturity Date regardless of the method of repayment, and shall be calculated by subtracting the number of passed days(the number of days from the initial loan date to the repayment date) from the loan period.

3.2.2	“Loan Period” shall be calculated by the number of days from the first loan date to the agreed Maturity Date, and even if a period exceeds 3 years, the period shall be set as 3 years.

3.2.3	The early repayment fee shall be applied within 3 years from the first loan date (including any extensions thereof).

3.3	The early repayment fee shall be exempted or reduced for any one of the following:

3.3.1	If the remaining loan period is less than 1 month;

3.3.2	If a foreign currency loan is exchanged to another currency (including KRW);

3.3.3	If repayment is made before the agreed date due to inevitable circumstances caused by public purposed national undertakings such as expropriation of collateral;

3.3.4
If repayment of deposit security loan (loan which is made within a valid collateral amount as set by the bank, having bank deposit, installment savings, etc. as collateral) is made before the agreed date;

3.3.5	If a policy fund loan is repaid before the agreed date;

3.3.6	If the Bank collects loan prior to the agreed Maturity Date, resulting from loss of benefit of the fixed term, set-off or work-out, etc.;

3.3.7	If it is due to the death of the Borrower or natural disaster.

Article 4.    Default Penalty

4.1
In the event that the Borrower fails to pay the interest, the installment payment amount and/or the principal and interest of the loan payable in installment on the agreed due date, the Borrower shall immediately pay default penalty on such default amount.

4.2
In the event that the Borrower fails to fulfill its obligation on the Maturity Date of the loan, or in the event that the Borrower is subject to the acceleration obligation pursuant to Article 7 of the General Terms and Conditions (for Corporation) (including occurrence of the obligation to repurchase a discounted bill under Article 9 of the General Terms and Conditions), the Borrower shall immediately pay default penalty on the remaining balance of the loan from the date on which such event occurs.

Article 5.    Determination of Aggregate Loan Amount and Notice of Installment Repayment Schedule

5.1
In the case of loans payable in installment, the aggregate debt amount shall be finally determined after the issuance of the last installment, and this determination shall be based on the installment repayment schedule, receipts and other supporting evidences.

5.2
In the case of loans to be repaid in installment other than loans secured with installment savings and benefit payments, the Bank shall draw up an installment repayment schedule for the fixed aggregate debt amount and notify this to the debt-related parties.

Article 6.    Reduction or Suspension

6.1
In the case of revolving credit facility and loans payable in installments, if the credit transactions are deemed to have been materially affected in an adverse manner by rapid change in national economy or financial market conditions or substantial deterioration of the credit standing of the Borrower, the Bank may, by giving notice to the Borrower, reduce the agreed credit (limit) amount as set forth in Article 1 or temporarily suspend issuance of credit even during the credit period. In such case, the Borrower shall immediately repay any excess amount arising from the reduced credit limit.

6.1.1	The term, “rapid change in national economy or financial market conditions,” shall mean any of the following events:
(i) the credit rating of Korea or the Bank is downgraded by two or more levels and the Bank’s financing is expected to face a material risk caused by factors such as a drastic increase in financing costs represented by interest rates;
(ii) Korea seeks emergency funds from an international organization due to causes such as foreign currency crisis;
(iii) the Bank seeks a liquidity adjustment loan from the Bank of Korea due to causes such as insufficient reserves; or
(iv) any other radical change has occurred to the national economy or financial market conditions.

6.1.2	The term, “substantial degradation of the credit standing of the Borrower,” shall mean any of the following events:
(i) the credit rating of the Borrower is markedly downgraded (by two or more levels, etc.)
(ii) it is difficult to conduct credit transactions in a normal manner as a result of change in major shareholder(s) or business management;
(iii) the external auditor provides a negative opinion or rejects to provide its opinion;
(iv) trustful broadcasting media, including major daily newspapers, TV, etc., make a report, which may result in substantial degradation of the credit standing of the Borrower, and such report is confirmed;
(v) an investigation, which may greatly affect the credit standing of the Borrower, or a litigation, which may significantly affect the business of the Borrower, is commenced; and
(vi) the credit is accelerated pursuant to Article 7 of the General Terms and Conditions (for corporation).
(vii) any events conforming to the above cases have occurred.

6.2
If any of the events set forth in Article 6.1 above is cured and credit transactions may be conducted in a normal manner, the Bank shall immediately cancel the reduction or suspension, as the case may be.

Article 7.    Commitment Fee for Unused Credit Limit

7.1	Commitment fee for unused credit limit shall be paid in the amount set forth in Article 1.

7.2	“Average balance of credit during operation period” etc. shall be calculated as follows:

7.2.1
The ‘average balance of credit during operation period’ for overdraft and revolving credit loan shall be the average balance of the number of days calculating from the next business day of the previous month’s settling day to this month’s settling day.

Number of days = closing balance + {maximum balance of the day - (the higher amount from the opening balance and closing balance)}

7.2.2	The ‘average balance of credit during operation period’ for revolving credit other than those listed in above

Article 7.2.1 shall be the average balance of each day calculating from the next day of the final payment date of the unused credit limit commitment fee to the actual payment date.

7.2.3	The ‘average balance of agreed limit’ shall be the average balance of the agreed limit during the operation period.

7.3	The payment date and method of the commitment fee for unused credit limit shall be as follows:

7.3.1
In the case of overdraft and revolving credit loan, the commitment fee shall be added to the principal loan amount within the agreed credit limit, on the next day of the settling day or the agreed termination date; provided that if the balance is deposit, the commitment fee shall be deducted from the relevant deposit amount.

7.3.2
If the whole or part of the fee is not paid due to the lack of agreed credit limit, the shortage shall be paid immediately or money shall be deposited to the underlying account for its payment, and the deposited amount shall first be appropriated to the payment of the short fee.

7.3.3	The fee for any other revolving credit loan without interest other than the loan prescribed in above Article 7.3.1 shall be paid at the time of each credit execution or on the agreed termination date.

7.3.4	In case of delay in payment of the unused credit limit commitment fee, the Bank may take measures such as stopping to provide any additional loans, etc.

Article 8.    Agreement for General Account Loan and Overdraft Loan

8.1
If any obligations under this Agreement exist, the amount deposited into a general account and a current account (hereinafter referred to as “Underlying Account”) (excluding securities until settlement thereof, and securities deposited into the Underlying Account shall be deemed to be assigned to the Bank as security) shall be automatically applied to the satisfaction of payment obligations under such loans and it shall be applied to the order of default interest, accrued interest and principal of loans.

8.2
If the request for payment or the request for automatic payment for regular expenses and various charges and fees in excess of the balance of Underlying Account is made, the loan shall be paid or be automatically paid through the Underlying Account.

8.3
The interest and default interest accrued shall be deducted from the Underlying Account or shall be added to credit amount within the (maximum) credit amount. If the above interests could not be paid due to the shortage of credit amount, such unpaid interests (the “Accrued Interest”) shall be intended to be paid as soon as practicable or money shall be deposited into the Underlying Account for its payment, and the deposited amount shall first be appropriated to the payment of the Accrued Interest and default interest.

8.4
If 14 days have been delayed consecutively from the date of the interest payment day, the payment shall be accelerated, and default interest accrued on the whole loan amount, calculated by a fixed rate, shall be paid immediately.

8.5
With respect to overdraft loan, if the Bank pays, pursuant to this Agreement, a bill or check which has been drawn by the Borrower (and therefore, the Bank has a right to indemnity against the Borrower), such overdraft shall be deemed to be a loan and the Borrower shall agree to repay it in accordance with this Agreement.

8.6
With respect to overdraft loan, the Borrower shall agree to raise no objection even if the Bank rejects to pay the drafts or checks previously issued by the Borrower for the reason that any of the events set forth in the Article 6 (reduction or suspension) occurs.

8.7
The Bank may pay, after the Maturity Date, the bill/check issued by borrower before Maturity Date of loan if it seems to be necessary such as it is likely to cause substantial disadvantage to borrower resulting from the refusal of payment on bill/check. This Agreement shall also apply to the credit amount arising therefrom.

Article 9.    Stamp Tax

9.1	The stamp tax incurred by the execution of this Agreement shall be equally paid by the Borrower and the Bank for 50% each.

9.2
In the event that the Bank pays any stamp tax, which the Borrower is obligated to pay under Article 10.1 above, the Borrower shall immediately refund the amount of stamp tax to the Bank pursuant to Article 4 of the General Terms and Conditions mutatis mutandis.

Article 10.	Currency of Repayment and Exchange Rate

The principal and interest of loans in foreign currency may be repaid in the borrowed currency or Korean Won and if the repayment is made in Korean Won, the exchange rate is subject to telegraphic transfer selling rate applied to customers on the date of repayment.

Article 11.    Security and Insurance

Except as otherwise stated by the Bank, the Borrower shall provide the Bank with the facilities constructed or installed with the credits extended under this Agreement as the security for the credits along with the lands and buildings on or in which such facilities are installed together with other facilities installed therein, and in case the Bank requests, the Borrower shall subscribe to an insurance policy of the kind and the amount as agreed by the Bank, and further create pledge on the claim for the insurance proceeds in favor of the Bank.

Article 12.    Creation of Security Interest

12.1	The Borrower has created pledge over the deposits, etc. set forth below as security for its obligation under this Agreement and delivered to the Bank the instruments (passbooks) relating thereto.

12.2
The pledge referred to in Article 13.1 above shall extend to the principal, the right to receive profits (including installments deposited after the date of this Agreement), interest and right to receive profits relating thereto, special subsidy and statutory subsidy, etc.

12.3
The Borrower acknowledges that the effect of pledge shall extend to any extension, novation, renewal, subdivision, consolidation, increase or reduction in amount or capitalization of interest with respect to the deposits, etc. The Borrower also acknowledges that the pledge shall extend to the right to receive profits arising from a trust, pledged property, which has been extended by agreement or automatically extended due to a default.

12.4
The Bank may, instead of enforcing the pledge created pursuant to Article 13.1 above, set-off its claims against the deposits, etc. set forth below in accordance with the provisions of the General Terms and Conditions or may receive funds on behalf of the Borrower and then appropriate and apply such funds to its credit in satisfaction of the Borrower’s debts.

¦ Description of Deposits, etc. as Pledged Property

Type	Certificate Number or Account Number	Holder or Trustor	Deposit Balance	Total Deposited Amount until 20 . .	Date of Certificate	Maturity Date
Beneficiary

Article 13.    Assurance of the Repayment of the Loans

13.1	The Borrower covenants to the Bank that in order to assure the repayment of the loan, it shall maintain properly its financial ratio as follows, provided, where the Bank and the Borrower enter into a separate agreement with respect to the financial structure of the Borrower, such separate agreement shall be attached hereto and constitute a part of this Agreement.

Division	[ ] [ ], 20[ ]	[ ] [ ], 20[ ]	[ ] [ ], 20[ ]	[ ] [ ], 20[ ]	[ ] [ ], 20[ ]
Debt-to-Equity Ratio	%	%	%	%	%
Capital Ratio	%	%	%	%	%
[ ]Ratio	%	%	%	%	%
[ … ]Ratio	%	%	%	%	%

13.2	The Borrower convents that the Borrower shall consult with the Bank before the Borrower performs any of the following;

1.	Merger, business transfer and sale or lease of any material assets of the Borrower;

2.	Investment in any fixed asset with the loan, which is not agreed hereto;

3.	Provision of guarantees for any third party;

4.	Operation of new business or overseas investment;

5.	Expected material change in the business of the Borrower, including commencement of work-out plan and application for private composition; and

6.	Transfer of material assets for the issuance of asset backed security.

13.3
The Borrower covenants that if the Bank demands the Borrower to perform any of the following to assure the post management of the obligations hereunder due to there being any prominent necessity, the Borrower shall comply with the demand of the Bank:

1.	Sale of the real property or securities owned by the Borrower;

2.	Capital contribution by major shareholders of the Borrower; and

3.	Capital increase with consideration or initial public offering

13.4	Articles 14.1 through 14.3 above shall be applicable only where the Bank and the Borrower enter into a separate agreement with respect to each such Article.

Article 14.    Submission of Documents

14.1
The Borrower shall provide the Bank with the following documents requested by each time by the Bank based on Article 17 and Article 19 of the General Terms and Conditions and other documents for the future management of the loan upon Bank’s request:

14.1.1	Quarterly: value added tax report, trial balance sheet of totals and balances, statement of current debt, each distributor, and sales estimation of each product, etc.;

14.1.2	Semi-annually: semi-annual balance sheet, value added tax report, trial balance sheet of totals and balances, statement of current debt, each distributor, and sales estimation of each product, etc.;

14.1.3
Annually: an audited report prepared by a certified public accountant(s) (closing financial statements), consolidated financial statements, commercial registry extracts, a business registration certificate, shareholders register, articles of incorporation, a summary sheet of earned income tax withholding, a business plan, pro forma financial statements (for 3 years), statement regarding major customers, copies of various approvals and permits and technical certificates (e.g., KS, ISO, patent, etc.), statement regarding labor strike, other product manuals, and reference materials related to the same industry, etc.

14.1.4	At any time: trial balance sheet of totals and balances, statement of current debt, any document evidencing the use of the loan, etc.

14.2
The Borrower shall provide the Bank with the following documents in the event that the Bank requests such documents to investigate the current status of foreign currency risk of the Borrower and the management thereof by the Borrower in connection with the credit evaluation of the Borrower:

14.2.1	Current status relating to foreign currency risk management committee and regulations on foreign currency risk management;

14.2.2	Current status relating to procurement and operation of foreign currency; and

14.2.3	Current status relating to transaction of derivatives denominated in foreign currency

Article 15.    Other Special Terms and Conditions

Borrower	(seal)

The Borrower hereby confirms that it has received the General Terms and Conditions (for corporation) and a copy of this Agreement and has been fully informed of and understands the important contents thereof.
Borrower	MEMC Korea Company Representative Director Chanrae Cho (seal)

KEB Hana Bank